Exhibit 99.1

   KEWAUNEE SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

    STATESVILLE, N.C., Feb. 22 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter ended January 31, 2005 and announced its regular quarterly dividend.

    Sales for the quarter were $15,623,000, a decrease of 27% from sales of $21,454,000 in the same period last year. A net loss of $742,000, or $0.30 per diluted share, was reported for the quarter. This compares to net earnings of $291,000, or $0.12 per diluted share, in the same period last year.

    Sales for the quarter were adversely affected by the continuing soft marketplace for laboratory furniture, although the marketplace appeared to show improvement late in the quarter. Spending for new research projects by pharmaceutical companies continued to be below levels of recent years. Additionally, the number of projects generally available in the marketplace was reduced, or construction has been delayed, by the significant increases in the cost of construction materials over the past year. Funding available for education construction projects also continued to be affected by reduced state spending budgets.

    Order activity improved over the two previous quarters. The order backlog increased to $41.7 million at January 31, 2005. The order backlog was $38.6 million at October 31, 2004 and $39.6 million at July 31, 2004.

    Earnings for the quarter were adversely affected by low sales volumes, extraordinarily higher costs for certain raw materials, particularly steel and epoxy resin, reserves established for several project disputes, and cost overruns on several completed projects. The impact of these items was partially offset by reduced expenses resulting from the workforce reductions announced last quarter and aggressive cost reduction activities.

    "The business environment remained difficult during the quarter," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "However, as we anticipated, we have begun to see increased activity in the marketplace since the Presidential election in November. With this improvement expected to continue and our increased order backlog, we expect substantially improved sales volume in the fourth quarter compared to the third quarter. In view of this increased sales volume and with the number of unusual expenses that affected our third quarter believed to be behind us, we expect a profitable fourth quarter.

    "Our balance sheet remains strong," Mr. Shumaker continued. "Total debt was $4.7 million at January 31, 2005, down from $7.6 million at October 31, 2004, while cash on hand increased to $1.1 million. Operations provided cash of $3.8 million during the quarter. Profits of our technical furniture business continue to improve over the prior year as this market strengthens. Our subsidiaries in Asia serving the rapidly-expanding Asian laboratory research market also continue to grow and contribute nicely, though modestly, to our profits."

    Sales for the nine months ended January 31, 2005 were $54,276,000, a decrease of 23% from sales of $70,051,000 in the comparable period last year. A net loss of $441,000, or $0.18 per diluted share, was reported for the nine months. This compares to net earnings of $1,170,000, or $.47 per diluted share, in the comparable period last year.

    The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on March 4, 2005, payable on March 18, 2005.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

                 Condensed Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                                                   3 Months Ended                9 Months Ended
                                                     January 31                    January 31
                                             ---------------------------   ---------------------------
                                                 2005           2004           2005           2004
                                             ------------   ------------   ------------   ------------
Net sales                                    $     15,623   $     21,454   $     54,276   $     70,051
Cost of products sold                              13,586         17,736         45,310         58,626
Gross profit                                        2,037          3,718          8,966         11,425

Operating expenses                                  3,030          3,206          9,336          9,528

Operating earnings (loss)                            (993)           512           (370)         1,897

Other expense                                        (131)           (57)          (298)           (69)

Earnings (loss) before income taxes                (1,124)           455           (668)         1,828

Income tax expense (benefit)                         (382)           164           (227)           658

Net earnings (loss)                          $       (742)  $        291   $       (441)  $      1,170

Net earnings (loss) per share
   Basic                                     $      (0.30)  $       0.12   $      (0.18)  $       0.47
   Diluted                                   $      (0.30)  $       0.12   $      (0.18)  $       0.47
Weighted average number of common
 shares outstanding (in thousands)
   Basic                                            2,492          2,486          2,491          2,485
   Diluted                                          2,493          2,499          2,495          2,493

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                              January 31      April 30
                                                 2005           2004
                                             ------------   ------------
                                              (unaudited)
Assets
Cash and cash equivalents                    $      1,128   $      1,167
Receivables, less allowances                       18,756         24,987
Inventories                                         3,953          4,285
Prepaid expenses and other current assets           1,291          1,097
   Total current assets                            25,128         31,536
Net property, plant and equipment                  10,729         11,362
Other assets                                        6,513          7,563
Total Assets                                 $     42,370   $     50,461

Liabilities and Stockholders' Equity

Short-term borrowings                        $      3,263   $      6,996
Current portion of long-term debt                   1,169          1,118
Accounts payable                                    5,189          6,924
Other current liabilities                           2,535          3,881
   Total current liabilities                       12,156         18,919
Long-term debt                                        257            931
Other non-current liabilities                       4,153          3,820
Total stockholders' equity                         25,804         26,791
Total Liabilities and Stockholders' Equity   $     42,370   $     50,461

Contact:  D. Michael Parker
          704/871-3290

SOURCE  Kewaunee Scientific Corporation
    -0-                             02/22/2005
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /